AGREEMENT FOR ADMINISTRATIVE SERVICES


         THIS AGREEMENT FOR ADMINISTRATIVE SERVICES ("Agreement") is made the 15th day of March, 1997, by and between TRINITY PETROLEUM MANAGEMENT, LLC, a Nevada limited liability company, 1801 Broadway, Suite 600, Denver, CO 80202 ("Trinity"), and MYSTIQUE DEVELOPMENTS, INC., a Wyoming corporation, 1820 South Elena Avenue, Redondo Beach, California 90277 ("Mystique").

                                    RECITALS

          Mystique desires to retain the services of Trinity to manage certain oil and gas properties, and Trinity desires to provide the services under the terms hereinafter set forth.

          NOW THEREFORE, in consideration of the mutual promises contained herein, and for other good and valuable consideration, the parties agree as follows:



                                   ARTICLE I.

                              RETENTION OF SERVICES

         1.1 SERVICES RETAINED. Mystique agrees to retain Trinity to perform certain functions relating to the management of oil and gas properties located in the United States and Canada (the "Properties"). Said functions include accounting services (such as rental and royalty payments, disbursement of revenues to co-owners of oil and gas leases, and the preparation of monthly financial statements), computer support, contract and lease administration, and day-to-day operations.


                                   ARTICLE II.

                                DUTIES OF TRINITY

         2.1 PERFORMANCE OF SERVICES. Trinity shall undertake to perform the services described in Article I, above, on behalf of Mystique. In performing the services set forth in this Agreement, Trinity shall be subject to the supervision and control of Mystique's officers and its Board of Directors. In no event shall Trinity incur any obligation or enter into any transaction on behalf of Mystique without the prior approval of an officer or the Board of Directors of Mystique. All work shall be performed in accordance with applicable laws and industry standards of diligence and care.

         2.2 INDEPENDENT CONTRACTOR. Trinity is and shall be an independent contractor in the performance of this Agreement and is solely responsible for all of it's employees, including labor costs and expenses arising in connection with them. Trinity shall have no responsibility for any expense or obligation of Mystique under this Agreement.


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                                  ARTICLE III.

                                      TERM

         3.1 TERM. The term of this Agreement shall be for a period of six months commencing on the date hereof, and shall continue thereafter on a month-to-month basis, terminable upon 30 days prior written notice by either party.


                                   ARTICLE IV.

                                  COMPENSATION

         4.1 COMPENSATION FOR SERVICES. As compensation for services rendered, Mystique shall pay to Trinity a fee of $2,000 per month, payable on the first day of each month; provided, however, that the fee for the month of March 1997 shall be pro-rated and shall by paid by Mystique to Trinity on the date hereof.

         4.2 THIRD-PARTY Expenses. The compensation described in Section 4.1, above, does not include third-party expenses of Mystique that are paid by Trinity which may include, without limitation, annual audit fees and expenses, annual independent reservoir engineering fees and expenses, annual tax preparation fees and expenses, legal fees, insurance and bonding expenses and other miscellaneous expenses. Trinity shall obtain Mystique's approval prior to incurring and paying such expenses on behalf of Mystique.


                                   ARTICLE V.

                                    INDEMNITY

         5.1 INDEMNITY.

                  A) Mystique hereby agrees to indemnify and hold harmless Trinity, its directors, officers, employees, agents, consultants and representatives, to the fullest extent permitted by law, from and against all losses, claims, damages, liabilities, costs and expenses (including without limitation attorneys fees and costs of litigation) which (1) are related to or arise out of (a) actions taken or omitted to be taken by Mystique; or (b) actions taken or omitted by an indemnified person pursuant to this Agreement; or
(2) are otherwise related to or arise out of Trinity's activities on behalf of Mystique under this Agreement, and Mystique will reimburse Trinity and any other person indemnified hereunder for all expenses (including attorney's fees and costs of litigation) as they are incurred by Trinity or such other indemnified persons in connection with investigating, preparing or defending any such action or claim, in connection with pending or threatened litigation in which Trinity or any other indemnified person is or may be a party; provided however, Mystique shall not be responsible for any losses, claims, damages, liabilities, costs or expenses pursuant to this Paragraph 5.1 (A) which are finally and judicially determined to have resulted primarily from the bad faith, gross negligence or willful misconduct of Trinity or its directors, officers, employees, agents, consultants and representatives.

         B) Trinity hereby agrees to indemnify and hold harmless Mystique, its directors, officers, employees, agents and representatives, to the fullest extent permitted by law, from and against all losses, claims, damages, liabilities, costs and expenses (including without limitation attorney's fees and costs of litigation) which (1) are related to compensation or any other claim of Trinity employees, contractors or consultants retained to perform the services hereunder; or (2) are finally and judicially determined to have resulted primarily from the bad faith, gross negligence or willful misconduct of Trinity or its directors, officers, employees, agents, consultants and representatives.


                                   ARTICLE VI.

                                  MISCELLANEOUS

         6.1 ENTIRE AGREEMENT. This Agreement represents the entire agreement of the parties with respect to the transactions contemplated hereby and may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties.

         6.2 COMPLIANCE WITH LAW. Trinity shall obtain such authorizations, licenses, permits and other governmental or regulatory agency approvals as are required for the performance of this Agreement by Trinity, and Mystique shall incur no liability arising from Trinity's possession, or lack of possession, of such requisite governmental authorizations and approvals, except that Mystique shall reimburse Trinity for applicable third-party expenses as described in
Section 4.2 herein.

         6.3 DOCUMENTS AND OTHER PROPERTY. Upon termination of this Agreement as set forth herein, Trinity will deliver to Mystique all documents, data, and property of any nature pertaining to the performance of the services hereunder and will not, without the prior written consent of Mystique, retain any documents, data or property of any description belonging to Mystique or any reproduction or any description containing or pertaining to any proprietary information.

         6.4 ASSIGNMENT. No party may assign any of its rights or obligations under this Agreement without the prior written consent of the other party.

         6.5 BINDING AGREEMENT. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by Mystique and Trinity and their respective successors and permitted assigns.

         6.6 NOTICES. Unless otherwise amended in writing, all notices required or permitted


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hereunder shall be in writing and shall be deemed to have been given when deposited in the United States mail, postage prepaid and addressed as follows:

         If to Trinity:               Trinity Petroleum Management LLC
                                      1801 Broadway, Suite 600
                                      Denver, CO  80202
                                      Attn:  J. Samuel Butler

         If to Mystique:              Mystique Developments, Inc.
                                      1820 South Elena Avenue
                                      Redondo Beach, CA 90277
                                      Attn: Kim Fuerst

         6.7 COLORADO LAW. This Agreement shall be governed by and construed in accordance with Colorado law.

         6.8 SEVERABILITY. The determination that any term or provision hereof is invalid or unenforceable shall not affect or invalidate the remaining terms and provisions of this Agreement.

         6.9 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original but all of which shall constitute but one Agreement.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

                                       TRINITY PETROLEUM MANAGEMENT, LLC

                                        /s/ J. SAMUEL BUTLER
                                       -----------------------------------
                                       J. Samuel Butler
                                       President


                                       MYSTIQUE DEVELOPMENTS, INC.

                                        /s/ KIM FUERST
                                       -----------------------------------
                                       Kim Fuerst
                                       President